Exhibit 99.1

ADVANCE AUTO PARTS FIRST QUARTER
COMPARABLE STORE SALES INCREASE 8.2%;
FREE CASH FLOW INCREASES 34% TO $201 MILLION

ROANOKE, Va, May 20, 2009 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the first quarter ended April 25, 2009.  First quarter earnings per diluted share were $0.98 including a $0.04 charge related to store divestures which were not included in, and continue to be excluded from, the Company’s 2009 annual outlook.  Excluding the impact of the store divestures, diluted earnings per share (EPS) increased 19% to $1.02 which was a $0.16 increase over the prior year.

First Quarter Performance Summary

	Sixteen Weeks Ended
	April 25,	April 19,
	2009	2008

Sales (in millions)	$ 1,683.6	$ 1,526.1

Comp Store Sales %	8.2%	0.6%

Gross Profit % (1)	48.8%	47.5%

SG&A % (2)	39.5%	38.0%

Operating Income %	9.4%	9.5%

Diluted EPS (2)	$ 0.98	$ 0.86

(1)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory.  Accordingly, the Company has retrospectively applied the change in accounting principle to all prior periods presented herein related to cost of sales and selling, general and administrative expenses (SG&A).  This change decreased gross profit and SG&A by $18.8 million.  However, there was no impact to the Company’s operating income or cash flow.  Refer to the accompanying financial statements included in this press release for further explanation.

(2)	Diluted EPS includes a $0.04 charge related to store divestitures which were not included in the Company’s 2009 annual outlook.

First Quarter Highlights

Total sales for the first quarter increased 10.3% to $1.68 billion, compared with total sales of $1.53 billion in the first quarter of fiscal year 2008.  The sales increase reflected the net addition of 114 new stores in the past 12 months and a comparable store sales increase of 8.2% during the quarter compared to an increase of 0.6% during the first quarter last year.  The comparable store sales gain was comprised of a 17.5% increase in Commercial sales and a 4.4% increase in do-it-yourself (DIY) sales.  This compares to a 10.6% increase in Commercial and a 3.0% decrease in DIY during the first quarter last year.  As a result of the 53rd week in fiscal 2008, the Company experienced a calendar shift in fiscal 2009 which added approximately 100 basis-points to the Company’s total comparable stores sales increase during the first quarter.  The calendar shift will reverse and reduce the Company’s total comparable store sales growth during the back half of 2009.

The Company’s gross profit rate was 48.8% of sales in the first quarter as compared to 47.5% in the prior year, which reflects a 133 basis-point improvement.  The 133 basis-point improvement was primarily due to continued investments in pricing capabilities, merchandising capabilities and parts availability, combined with changes to better align Team Member incentives resulting in better store execution.

The Company’s first quarter SG&A rate was 39.5% of sales in the first quarter as compared to 38.0% last year.  The 142 basis-point increase was driven by higher incentive compensation, store divesture expenses and continued strategic capability investments to improve the Company’s gross profit rate and accelerate the Commercial business.  The higher incentive compensation and store divestiture expenses drove over 100 basis-points of the increase during the quarter.  These increases were partially offset by occupancy and advertising expense leverage as a result of the Company’s 8.2% comparable store sales increase.

Operating cash flow for the quarter increased 37% to $292.7 million from $213.6 million in the first quarter 2008.  Free cash flow for the quarter increased 34% to $201.4 million from $150.5 million in first quarter 2008.  This increase was primarily driven by improved working capital management, an increase in net income and a decrease in capital expenditures.  As a result of the increased free cash flow, the Company paid down debt by $176.1 million during the first quarter.  Capital expenditures were $50.2 million for the quarter.  This compares to $58.9 million in 2008, a decrease of $8.7 million primarily due to the timing of new store development.

“Our strong start to 2009 is traced directly back to our 49,000 Team Members,” said Darren R. Jackson, Chief Executive Officer.  “Our commitment and focus on the customer and our four strategies compel us to increase our investments to transform our business.  Our commitment to our customers, confidence in our Team Members and our strong results allow us to move forward at an accelerated pace.”

“Based on our first quarter results, we remain confident in our strategic initiatives to accelerate growth and improve profitability.  As a result, we will continue to accelerate our rate of investment to strengthen our core strategic capabilities.  We now expect each 1% increase in comparable store sales will add approximately $0.05 in EPS on an annual basis and a 10 basis-point improvement in operating margin is still expected to add approximately $0.03 of EPS to our comparable fiscal 2008 EPS of $2.65,” said Mike Norona, Executive Vice President and Chief Financial Officer.

Key Financial Metrics and Statistics (1)

	Sixteen	Comparable		Comparable
	Weeks Ended	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	April 25,	April 25,	April 19,
	2009	2009	2008	FY 2008	FY 2007

Sales Growth %	10.3%	10.3%	4.0%	6.1%	4.9%

Sales per Square Foot (2)(3)	$ 212	$ 212	$ 207	$ 208	$ 207

DIY Comp %	4.4%	4.4%	(3.0%)	(2.3%)	(1.1%)

Commercial Comp %	17.5%	17.5%	10.6%	12.1%	6.2%

Operating Income per Team Member (2)(4)	$ 9.07	$ 9.65	$ 9.45	$ 9.49	$ 9.40

SG&A per Store (2)(5)(6)	$ 618	$ 607	$ 580	$ 590	$ 581

Return on Invested Capital (2)(7)	14.1%	14.6%	14.0%	14.0%	13.7%

Gross Margin Return on Inventory (2)(5)(8)	$ 3.78	$ 3.70	$ 3.42	$ 3.46	$ 3.29

Total Store Square Footage, end of period	24,918	24,918	24,212	24,711	23,982

Total Team Members, end of period	49,265	49,265	45,174	47,582	44,141

(1)	In thousands except for sales per square foot, gross margin return on inventory and total Team Members.
(2)
The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.  The Company has presented its financial metrics on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters.  First quarter 2009 comparable results exclude expenses associated with the store divestitures as discussed later in this press release.  Fiscal 2008 comparable results exclude the additional week of business (53rd week) as well as a non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow-moving inventory.

(3)	Sales per square foot is calculated as net sales divided by an average of beginning and ending square footage.
(4)	Operating income per Team Member is calculated as operating income divided by an average of beginning and ending Team Members.
(5)
The Company has retroactively applied the change in accounting principle to all financial metrics presented herein containing cost of sales and SG&A as explained in the accompanying financial statements included in this press release.

(6)
The Company’s financial metrics, which include cost of sales and SG&A, have been retrospectively applied to reflect the change in accounting principle as explained in the accompanying financial statements included in this press release.

(7)	SG&A per store is calculated as SG&A divided by the average of beginning and ending store count.
(8)	Return on invested capital (ROIC) is calculated in detail in the accompanying financial statements included in this press release.

(9)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the first quarter, the Company opened 46 stores, including 11 Autopart International stores.  The Company also closed 9 stores and relocated 3 stores.  As of April 25, 2009, the Company’s total store count was 3,405, including 135 Autopart International stores.

2009 Store Divestitures

During the first quarter, the Company completed a thorough examination of its entire real estate store portfolio based on profitability, cash flow, strategic market importance, operating income, store sales potential and current lease rates.  As a result of this examination, the Company closed four stores during the quarter and expects to divest a total of 40 to 55 unprofitable stores in 2009 that are delivering unacceptable strategic or financial results.  In the first quarter, the Company recorded a $0.04 EPS charge due to asset impairments for certain stores that were identified as part of this initiative and expenses associated with the four stores that were closed during the quarter.  As disclosed in the fourth quarter 2008 earnings release, the incremental store divesture costs were not included in the Company’s 2009 annual outlook.  Currently, the Company estimates that the incremental store divestures will result in a $0.15 to $0.22 charge to EPS in fiscal 2009, with the majority of the expenses occurring during the second and third quarters.

Dividend

On May 19, 2009, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on July 10, 2009 to stockholders of record as of June 26, 2009.

Annual Meeting Announcements

The Company held its annual meeting of stockholders on May 20, 2009.  During the meeting, the following individuals were elected to serve on the Company’s Board of Directors for the next year:

▪	John F. Bergstrom

▪	John C. Brouillard
▪	Darren R. Jackson
▪	William S. Oglesby
▪	Gilbert T. Ray
▪	Carlos A. Saladrigas
▪	Francesca M. Spinelli

The other proposal approved by the stockholders was the ratification of the appointment by the Company’s Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2009.

Investor Conference Call

The Company will host a conference call on Thursday, May 21, 2009 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until May 21, 2010.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of April 25, 2009, the Company operated 3,405 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online lookup for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2009.  These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended January 3, 2009 on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 25,	January 3,	April 19,
	2009	2009	2008

Assets

Current assets:
Cash and cash equivalents	$50,902	$37,358	$19,128
Receivables, net	87,519	97,203	84,083
Inventories, net	1,681,336	1,623,088	1,618,320
Other current assets	34,037	49,977	27,570
Total current assets	1,853,794	1,807,626	1,749,101

Property and equipment, net	1,061,683	1,071,405	1,047,667
Assets held for sale	2,911	2,301	3,672
Goodwill	34,603	34,603	33,718
Intangible assets, net	27,195	27,567	28,259
Other assets, net	21,542	20,563	10,710
	$3,001,728	$2,964,065	$2,873,127

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$7,986	$20,588	$1,873
Current portion of long-term debt	1,094	1,003	671
Financed vendor accounts payable	95,180	136,386	146,924
Accounts payable	910,199	791,330	801,214
Accrued expenses	407,568	372,510	311,561
Other current liabilities	48,650	43,177	53,689
Total current liabilities	1,470,677	1,364,994	1,315,932

Long-term debt	279,010	455,161	553,836
Other long-term liabilities	72,236	68,744	52,696
Total stockholders' equity	1,179,805	1,075,166	950,663
	$3,001,728	$2,964,065	$2,873,127

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 25, 2009 and April 19, 2008
(in thousands, except per share data)
(unaudited)

	April 25,	April 19,
	2009	2008

Net sales	$1,683,636	$1,526,132

Cost of sales, including purchasing and warehousing costs (a)	861,648	801,278

Gross profit (a)	821,988	724,854

Selling, general and administrative expenses (a)	664,406	580,576

Operating income	157,582	144,278

Other, net:
Interest expense	(7,611)	(12,325)
Other (expense) income, net	(104)	28
Total other, net	(7,715)	(12,297)

Income before provision for income taxes	149,867	131,981

Provision for income taxes	56,282	49,895

Net income	$93,585	$82,086

Basic earnings per share	$0.99	$0.86
Diluted earnings per share	$0.98	$0.86

Average common shares outstanding (b)	94,473	94,987
Average common shares outstanding - assuming dilution (b)	94,889	95,607

(a)
Effective first quarter 2009, the Company implemented a change in accounting principle for costs included in inventory.  The Company previously expensed as incurred in selling, general and administrative expenses (SG&A) the freight and handling costs associated with moving merchandise inventories from the Company’s Local Area Warehouses (LAWs) and Parts Delivered Quickly Warehouses (PDQs) to its retail stores after the customer has special-ordered the merchandise.  Effective first quarter 2009, such costs are includable in inventory and expensed in cost of sales as inventory is sold because it relates to the acquisition of goods for resale by the Company.  The Company has determined that it is preferable to record such costs into inventory because it better represents the costs incurred to prepare inventory for sale to the customer and it is consistent with the Company’s treatment of other freight costs associated with moving merchandise inventories from our distribution centers to our retail stores. Accordingly, the Company has retrospectively applied the change in accounting principle to all prior periods presented herein related to cost of sales and SG&A.  However, because the inventory transferred is typically at the retail store for only one or two days until customer pick-up, there is no impact on any financial statement line items other than cost of sales and SG&A.

	Sixteen week period ended April 25, 2009	Prior to Effect of Accounting Change	Adjustments	As Reported

	Cost of sales, including purchasing and warehousing costs	$842,812	$18,836	$861,648

	Gross profit	840,824	(18,836)	821,988

	Selling, general and administrative expenses	683,242	(18,836)	664,406

	Sixteen week period ended April 19, 2008	As Previously Reported	Adjustments	As Adjusted

	Cost of sales, including purchasing and warehousing costs	$782,681	$18,597	$801,278

	Gross profit	743,451	(18,597)	724,854

	Selling, general and administrative expenses	599,173	(18,597)	580,576

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 25, 2009 and April 19, 2008, we had 95,237 and 94,881 shares outstanding, respectively. Effective first quarter 2009, the Company adopted FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Transactions Are Participating Securities." Accordingly, the Company reduced its net income by $498 and $212 for the sixteen weeks ended April 25, 2009 and April 19, 2008, respectively, for purposes of calculating its basic and diluted earnings per share.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, except for the change in accounting principle for inventory costs, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 25, 2009 and April 19, 2008
(in thousands)
(unaudited)

	April 25,	April 19,
	2009	2008
Cash flows from operating activities:
Net income	$93,585	$82,086
Depreciation and amortization	45,155	44,620
Share-based compensation	4,171	5,715
Provision (benefit) for deferred income taxes	2,180	(2,182)
Excess tax benefit from share-based compensation	(723)	(327)
Other non-cash adjustments to net income	6,462	(1,135)
Decrease (increase) in:
Receivables, net	9,684	900
Inventories, net	(58,248)	(88,851)
Other assets	14,852	26,233
Increase in:
Accounts payable	118,869	112,244
Accrued expenses	50,296	28,162
Other liabilities	6,439	6,136
Net cash provided by operating activities	292,722	213,601

Cash flows from investing activities:
Purchases of property and equipment	(50,216)	(58,863)
Proceeds from sales of property and equipment	76	4,117
Other	-	(1,750)
Net cash used in investing activities	(50,140)	(56,496)

Cash flows from financing activities:
Decrease in bank overdrafts	(12,602)	(28,127)
Decrease in financed vendor accounts payable	(41,206)	(6,625)
Dividends paid	(11,378)	(11,659)
Net (payments) borrowings on credit facilities	(176,500)	49,000
Net payments on note payable	(226)	(165)
Proceeds from the issuance of common stock, primarily exercise
of stock options	11,485	2,926
Excess tax benefit from share-based compensation	723	327
Repurchase of common stock	-	(158,308)
Other	666	-
Net cash used in financing activities	(229,038)	(152,631)

Net increase in cash and cash equivalents	13,544	4,474
Cash and cash equivalents, beginning of period	37,358	14,654
Cash and cash equivalents, end of period	$50,902	$19,128

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	Sixteen Week Periods Ended
	April 25,	April 19,
	2009	2008

Cash flows from operating activities	$292,722	$213,601
Cash flows used in investing activities	(50,140)	(56,496)
	242,582	157,105

Decrease in financed vendor accounts payable	(41,206)	(6,625)

Free cash flow	$201,376	$150,480

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
		Last Four Quarters Ended
		April 25, 2009	Comparable Adjustments (a)	Comparable April 25, 2009	April 19, 2008

Net income		$249,536	$17,682	$267,218	$244,302
Add:
After-tax interest expense and other, net		18,574	(322)	18,252	21,977
After-tax rent expense		178,796	-	178,796	167,404
After-Tax Operating Earnings		446,906	17,360	464,266	433,683

Average assets (less cash)		2,902,412	21,639	2,924,051	2,880,580
Less: Average liabilities (excluding total debt)		(1,454,888)	(7,998)	(1,462,886)	(1,384,913)
Add: Capitalized lease obligation (rent expense * 6) (b)		1,716,546	-	1,716,546	1,606,956
Total Invested Capital		3,164,070	13,641	3,177,711	3,102,623

ROIC		14.1%	-	14.6%	14.0%

Rent expense		$285,587	-	$285,587	$267,826
Interest expense and other, net		29,654	(511)	29,143	35,160

( a )
The Company has also presented its ROIC calculation on a comparable basis as a result of certain non-comparable items included in its financial results for the last four quarters ended April 25, 2009. The comparable results for the last four quarters ended April 25, 2009 exclude first quarter 2009 expenses associated with the store divestiture plan as discussed on page 1 of this release, the additional week of business (53rd week) of fiscal 2008 and the fiscal 2008 non-cash inventory adjustment resulting from a change in inventory management and related accounting policy for slow moving inventory.

( b )	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note:  Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores.  ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.